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                                               VIA FACSIMILE AND REGISTERED MAIL


December 21, 2005


National Union Fire Insurance Company
of Pittsburgh, PA
c/o AIG Global Investment Corp.
599 Lexington Avenue, 25th Floor
New York, NY 10022
Facsimile: 646/735-0795


Attention: Christopher H. Lee

Subject: Notice of Exercise of Call Option


Gentlemen:

Pursuant to the Shareholders' Agreement dated as of March 29, 2000 (the "Agreement"), by and among Tutor-Saliba Corporation ("TSC"), Ronald N. Tutor, National Union Fire Insurance Company of Pittsburgh, PA ("National Union"), O & G Industries, Inc., BLUM Capital Partners, L.P., PB Capital Partners, L.P., The Common Fund for Non-Profit Organizations, and The Union Labor Life Insurance Company, and Perini Corporation, TSC holds a Call Option on 2,352,941 shares of Perini common stock held by National Union. Capitalized terms used and not otherwise defined shall have the same meaning given such terms in the Agreement.

You are hereby given Call Notice pursuant to Section 4.03 of the Agreement. TSC hereby exercises its Call Option for the Call Price, which, pursuant to Section
4.04 of the Agreement, is $8.365 per share for a Call Closing on or before December 31, 2005.

We would appreciate your acknowledgment of receipt of this correspondence and your contacting us so that a mutually agreed upon Call Closing can be established for a date as soon as practicable pursuant to Section 4.05 of the Agreement.


Sincerely,

TUTOR-SALIBA CORPORATION

/s/ John D. Barrett
------------------------
John D. Barrett
Senior Vice President


cc: John P. Hornbostel - American International Group, Inc.